Exhibit 99.1

FOR RELEASE WEDNESDAY, FEBRUARY 28, 2007 AT 5:00 P.M. EST

Contact:

Francie Nagy, Investor Relations (212) 515-4625

GateHouse Media Acquires Directories Business

Fairport, New York. February 28, 2007 - GateHouse Media, Inc. (NYSE: GHS) announced today it completed the previously announced acquisition of all of the issued and outstanding capital stock of SureWest Directories from SureWest Communications (“SureWest”) for a purchase price of $110.0 million, including $3.5 million of working capital, for a net purchase price of $106.5 million. SureWest Directories is engaged in the business of publishing yellow page and white page directories in and around the Sacramento, California area and provides internet yellow pages through the www.sacramento.com website. GateHouse will become the publisher of the official directory of SureWest Telephone.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by number of daily publications. GateHouse Media now owns over 445 community publications located in 18 states across the country, and more than 235 related websites reaching approximately 9 million people on a weekly basis. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS”.

GATEHOUSE MEDIA, INC

350 WillowBrook Office Park

Fairport, New York 14450

Phone 585-598-0030 Fax 585-248-2631